Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-4 of WaveRider Communications (Canada) Inc. of our report dated February 7, 2004, except for the second paragraph of Note 1 as to which the date is July 1, 2004, relating to the consolidated financial statements of WaveRider Communications Inc. for the years ended December 31, 2003 and 2002. We also consent to the references to our Firm under the headings "Experts" and "Independent Registered Public Accounting Firms" in such Registration Statement.



/s/   Wolf & Company, P.C.
Boston, Massachusetts, U.S.A.

July 16, 2004